Exhibit 10.1

Executive Employment Agreement

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated as of August  15, 2015, (the “Effective Date”) is made and entered by and between Millennium Healthcare Inc., a Delaware corporation (the “Company”), and David Bingaman, an individual, hereinafter referred to as (the “Executive”).

WITNESSETH:

The Board of Directors of the Company (“Board”) has unanimously agreed to and invited the Executive to join the Board of Directors as a Director with voting authority and the Board has further recommended that the Executive become the Company’s President, to encourage the Executive’s attention and dedication to the Company as a member of the Company’s Board and Executive Management teams, in the best interests of the Company and its shareholders; As consideration for Board service, the Company agrees to compensate Executive 1,000,000 stock options at the initial strike price of $.005 per share for year one. Future compensation for Board service shall be determined by the Chief Executive Officer and/or the Board of Directors.

AND

The Executive has accepted the Board’s offer and invitation to join as a Board Member and President of the Company;

AND

The Company and Executive desire to enter into this Agreement to set forth the terms and conditions on which Executive is employed by the Company from the Effective Date, as follows:

This Agreement contemplates that Executive will be a key employee of the Company.   As such, the Company will continue to make available to Executive confidential information and continue to make a substantial investment in Executive for the benefit of the Company and its shareholders.  The Company and Executive recognize that the goodwill derived therefrom is a valuable asset of the Company.  The Company and Executive agree that such confidential information and goodwill are entitled to protection during the term of this Agreement and for a reasonable time thereafter. The Company acknowledges that Executive brings to the Company his experience and his non-confidential general knowledge of the Healthcare Industry.

The Company and Executive are sophisticated business persons.  Each has had the opportunity to be advised by counsel with respect to this Agreement, including the post-termination restrictions, and acknowledges that these restrictions are appropriate protection of the Company’s confidential information and goodwill and that Executive has entered into this Agreement fully knowing the effect of such restrictions and voluntarily accepting the restrictions, which the parties believe to be reasonable in temporal and geographic scope.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of such consideration being hereby acknowledged, and for and in consideration of the mutual promises, covenants, and obligations contained herein, Company and Executive agree as follows:

Executive Employment Agreement: David Bingaman

1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, for the term set forth in Section 2 below, in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and conditions set forth herein.

2. Term. Executive's employment under this Agreement shall continue for a term of Three (3) years, or until terminated as provided in Section 8 hereof.

(a) Renewal: This Agreement and the Employment period may be renewed for a consecutive one (1) year extension, with proper notice given by both Parties thirty (30) days prior to the termination date.

3. Duties; Position; Devotion of Time. The Executive is engaged as President of the Company, and may hold further titles as determined by the Chief Executive Officer from time to time. The Executive shall have the duties and responsibilities with respect to the management of the business affairs of the Company as a President would have.  The Executive shall perform such other reasonable duties (taking into consideration the Executive’s position in the Company) as may be prescribed by the Chief Executive Officer of the Company from time to time. The Executive shall use his best efforts to serve the Company faithfully and promote its best interests and shall devote all of his business time, attention and services to the faithful and competent discharge of such duties.

4. Cash Compensation.

(a) Base Salary. In consideration of the services to be rendered by the Executive to the Company and in consideration of the Executive's other covenants hereunder, the Company will pay the Executive a base salary at the rate of (Two Hundred Thousand Dollars) $200,000 per annum commencing on the term defined in Section 2 above. Salary shall be payable at such intervals as may be established by the Company from time to time for salary payments to its Executive Management. Each December, the Chief Executive Officer of the Company or the Compensation Committee thereof, shall review the Executive’s performance and establish the Executive’s annual salary increase and Performance Bonus standards for the succeeding year.

(b) Performance Bonus. The Executive shall be entitled to a bonus in addition to his base salary in an aggregate amount up to 75% of his then current base salary which shall be tied to the objective performance standards provided for and determined by the Chief Executive Officer (the “Performance Bonus”);

(c) Discretionary Bonus. In addition to the Performance Bonus described in Section 4(b), the Executive may receive an additional annual bonus as shall be determined by the Chief Executive Officer in its sole discretion (the “Discretionary Bonus”);

5. Other Compensation.

(a) Automobile. In addition to the Performance Bonus and Discretionary Bonus described in Section 4, the Executive shall be entitled to an automobile allowance of Five Hundred ($500.00), paid monthly.

(b) Stock. Executive shall receive Three Million (3,000,000) restricted common stock option shares of Millennium Healthcare, Inc. “MHCC” company traded stock at a strike price of $.005 per share, which shall vest monthly in equal amounts over Executive’s first six consecutive months of employment.

Additionally, the Executive shall be entitled to participate in such other incentive compensation plans as the Chief Executive Officer may, in its sole discretion, determine (including the equity compensation arrangements).

6. Executive Benefits. The Executive will be entitled to participate, in accordance with the provisions thereof, in any Executive benefit plans and programs made available by the Company to its Executive Management generally. Until such plans have been established, the company shall reimburse Executive for 100% of the cost of a personal health, dental and optical insurance plan on a monthly basis.

Executive Employment Agreement: David Bingaman

(a) Vacation and Personal Time: The Executive shall have four (4) weeks per calendar year of paid vacation time, plus one (1) week of personal paid time.

(b) Relocation: The Company shall pay for all relocation costs for moving personal assets from Denver and Baltimore to Miami. This may occur in two phases at the discretion of the Executive. The Company shall pay to have Executive’s car shipped from Baltimore to Miami. The Company shall also pay for pre-approved flights and related expenses necessary to arrange the logistics of relocating assets from both locations and exiting current residence. As necessary, the company shall provide a subcompact rental car during the relocation period and airport parking or transportation as needed.

(c) Temporary Housing: The Company shall pay for modest temporary furnished housing in the Miami Beach area for up to six months. The Company will pre-approve the venue and cost. The Company shall select a venue that includes parking, Wifi and Laundry facilities.

7. Business Expense Reimbursements. While employed under this Agreement, the Executive will be entitled to reimbursement for all reasonable out-of-pocket expenses incurred in performing services hereunder, to the extent provided by the applicable policies of the Company, upon presentation by the Executive, from time to time, of an itemized account of such expenses and appropriate documentation therefore. This shall include monthly cell phone expenses with data and data plan for tablet computer. The Company shall also reimburse Executive for a new Tablet computer.

8. Termination of Employment.

(a) Death or Disability of the Executive. This Agreement shall immediately terminate as of the date of death or disability of the Executive and upon death or disability, as the case may be, any and all obligations of the Company to the Executive shall immediately terminate.  In such event the Executive or the Executive’s estate, as the case may be, shall be entitled to receive all salary and other compensation and benefits due the Executive hereunder through the date of death or determination of disability. For purposes of this provision, “disability” shall be defined as the Executive’s inability or physical or mental incapacity, with or without a reasonable accommodation, to perform the essential functions and duties of his position with the Company by reason of a physical or mental disability, impairment or condition. Executive agrees to submit such medical evidence, acceptable to the Company, regarding his disability, impairment or condition as it may reasonably request.

(b) Termination by the Company for Cause. The Company may terminate this Agreement at any time and without prior notice to the Executive for Cause (as hereinafter defined).

“Cause” means (i) the Executive's deliberate and continual abandonment and willful refusal to perform the duties required of his position under this Agreement, , in any such case after written notification from the Company, provided that the Executive has been given 30 days to correct such behavior or, dishonesty or moral turpitude which are detrimental to the Company or its subsidiaries and affiliates, (ii) the Executive's conviction or guilty plea for any felony offense or any crime that involves fraud, theft, misappropriation or embezzlement. Upon termination for Cause under Section 8(b)(i) or Section 8(b)(ii), all obligations of the Company to the Executive shall terminate immediately. The Executive may not be terminated for performance as a “For Cause” definition, under this Section.

(c) Termination by the Company for Performance or Other Than For Cause. Notwithstanding any other term or provision of this Agreement, the Company may terminate the Executive's employment upon thirty (30) days prior written notice to the Executive for whatever reason the Company deems appropriate or for no reason. Executive recognizes that Executive is voluntarily employed with the Company and employment is “at-will” and the Company may terminate Executive’s employment at any time and for any reason or for no reason without penalty. Upon termination in accordance with this Section 8(c), the Executive also shall be eligible to receive Severance Compensation (as set forth in Section 9(a)(ii)) subject to the terms and conditions specified in Section 9.

Executive Employment Agreement: David Bingaman

(d) Voluntary Termination by the Executive. After the first anniversary of this Agreement commencing, the Executive may terminate his employment under this Agreement at any time upon 30 days’ prior written notice to the Company ; provided, however, that the Company, in its discretion, may require the Executive to vacate the Company’s premises at any time during such notice period. Upon termination in accordance with this Section 8(d), the Executive also shall be eligible to receive Severance Compensation (as set forth in Section 9(a)(iii), as the case may be) subject to the terms and conditions specified in Section 9. In the event of such a voluntary termination of employment, the Executive will be entitled to receive any unpaid base salary through the date on which the Executive's termination becomes effective (i.e., the expiration of the aforementioned written notice period) or the date that the Executive is required to vacate the premises, whichever is earlier, and shall be entitled to receive Severance Compensation for the period thereafter and in the amount set forth in Section 9 hereof.

(e) Change of Control: A Change of Control shall be defined as either: (a) Change of CEO; or (b) Change of majority voting members of the Board of Directors; or (c) Sale, Merger or Transfer of the company’s assets/collateral to another organization with a different Board of Directors or CEO. In the event of a Change of Control, this contract shall automatically extend for two years with all compensation bonuses and severance fully guaranteed for the first two years. Further, all equity awards shall immediately become fully vested[Accelerated Vetsing]. If the Company elects to terminate Executive’s employment after a Change of Control, the Executive shall be entitled to all of the unpaid portion of the guaranteed salary and bonus values for the balance of the two year period, plus severance. At Change of Control, the earned severance and insurance benefit period in this Agreement shall immediately double. The Executive may terminate this Agreement at any time after a Change of Control at Executive’s sole discretion. Should Executive terminate the Agreement, he will be entitled only to the doubled severance due at the time, remaining vacation and personal time due, pro rata performance bonus, accelerated full vesting of any due equity awards and other benefits noted in Section 9.

9. Severance Compensation.

(a) Amount of Severance Compensation. Subject to the terms and conditions of this Section 9, in the event of the termination of the Executive’s employment and provided that the Executive is not in default of any provision of Section 10 or Section 11 of this Agreement, the Executive shall be entitled to receive severance compensation (“Severance Compensation”) from the Company as follows:

(i) No Severance Compensation shall be payable at any time pursuant to this

Agreement if the Executive’s employment hereunder is terminated due to moral turpitude, death or disability of Executive pursuant to Section 8(a) or by the Company for Cause pursuant to Section 8(b)(i) or Section 8(b)(ii) hereof.

(ii) If the Executive’s employment hereunder is terminated pursuant to Section 8(c), the Executive shall be paid:

•	An amount equal to (six) 6 times the Executive’s gross monthly base salary at the rate in effect on the date of termination (it being understood and agreed that the Company may purchase insurance to fund all or a portion of any payment required) and pay for continued coverage under the Company medical and dental plans, or other such substantially equivalent plans, for the duration of the severance period.. After the first year of employment, the Executive will earn additional severance benefits at a rate of one month for every 4 months of service to a limit of 12 months severance.
•	The pro-rata value of the annual performance bonus which shall become fully vested.
•	Full pay out of remaining vacation pay and personal time.
•	Accelerated full vesting of any and all equity awards.

Executive Employment Agreement: David Bingaman

(iii) If the Executive’s employment hereunder is voluntarily terminated by the Executive and the Executive provides the required notice in accordance with Section 8(d), the Company shall pay for Executive’s continued coverage under the Company medical and dental plans, or such other substantially equivalent plans, for three months unless otherwise specified under Change of Control.. The Company may purchase insurance to pay for this payment or any severance payment and the Executive agrees to cooperate with the purchase of such insurance.

(b) Payment of Severance Compensation. Severance Compensation calculated pursuant to Section 9(a)(ii) shall be due and payable to the Executive in equal and consecutive monthly installments. Such Severance Compensation shall be due and payable commencing in the month following such termination of the Executive’s employment on the Company’s regular payroll dates for its executive management Executives.

10. Restrictive Covenants. The Executive, by entering into this Agreement, acknowledges receipt of good and adequate consideration to support the covenants provided in this Section 10, these covenants being a fundamental part of the Company’s willingness and inducement to employ the Executive hereunder. As long as the Company is not in default of any provision of this Agreement, the Executive agrees that all of the restrictive covenants of this Section 10 shall be in full force and effect during the term of this Agreement; and for a minimum period of two years following the termination of the Executive’s employment[Sections 10b; 10c; and 10d only] for whatever reason by either party hereto; provided, that if the Executive is entitled to receive Severance Compensation pursuant to Section 9(a)(ii)or (iii) above, the restrictive covenants of this Section 10 and Section 10a shall be in full force and effect for as long as Executive continue to receives such payments. . The Executive covenants and agrees that, so long as the restrictive covenants of this Section 10 shall be in full force and effect, he will not, directly or indirectly:

(a) Own any interest in (other than by ownership of less than one percent (1%) of any class of stock of a publicly held corporation), manage, operate, control, refer, loan money to, be employed or engaged by, render consulting or advisory services to, serve as a director of, represent, or participate in or be connected with the management or control of, any directly competing business (a “Competing Business”);

(b) Solicit any client or customer of the Company to discontinue its use of the Company’s services or to divert such business to any individual, partnership, firm, corporation or other entity then in competition with the Company or any of its subsidiaries or affiliates;

(c) Solicit any of the Executives or sales representatives of the Company to work for any business, individual, partnership, firm, corporation or other entity then in competition with the Company or any of its subsidiaries or affiliates; or

(d) Disparage the Company or any of its products or services or wrongfully interfere with or disrupt the relationship, contractual or otherwise, between the Company and any other party, including without limitation, any supplier, distributor, lessor, lessee, licensor or licensee.

(e) Extraordinary Relief. The restrictive covenants contained in the Section 10 are in addition to, and not in limitation of, the rights and protections to which the Company is otherwise entitled by law. It is the desire and intent of the parties that the provisions of this Section 10 shall be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. If any court of competent jurisdiction determines that any provision of this Section 10 is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

Executive Employment Agreement: David Bingaman

11. Confidential Information and Non-Disclosure.

(a) Executive recognizes that the services to be performed by his hereunder are special, unique, and extraordinary and that, by reason of his employment with the Company, he may acquire confidential information concerning the operation of the Company, the use or disclosure of which would cause the Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Executive agrees and promises that he will not, for any reason or at any time, whether during or after his employment with the Company, use, for himself or for the benefit of any other person, firm, corporation, or entity, or disclose to any person (except to the extent that the proper performance of his duties may require such use or disclosure) any proprietary or confidential information obtained by him in the course of, or as a result of, his employment with the Company. Any information not generally available to the public shall be construed as proprietary or confidential for purposes of this Agreement, including, but not limited to, customer lists, supplier lists, Executive lists, marketing data or plans, business plans, specifications, schematics, methods, processes, confidential notes, trade secrets, procedures, research data, computer codes and passwords, any financial data of any kind and any patient medical information or records of any kind. The Executive further agrees to maintain the privacy, security and confidentiality of all information in accordance with (a) all applicable statutes and regulations and (b) the protocols, rules, policies, and other requirements of accrediting agencies, licensors and authorities that are applicable to the operation of the Company’s business.

(b) Executive confirms that all of the aforementioned confidential information is the exclusive property of the Company. All business records, papers and documents kept or made by Executive while employed by the Company relating to the business of the Company shall be and remain the property of the Company at all times. Upon the request of the Company at any time, Executive shall promptly deliver to the Company, and shall retain no copies of, any written materials, records and documents made by Executive or coming into his possession while employed by the Company concerning the business or affairs of the Company other than personal materials, records and documents (including notes and correspondence) of Executive not containing proprietary information relating to such business or affairs.

12. Dispute Resolution.

(a) If at the time of any dispute arising out of or in connection with this Agreement, the parties agree that such dispute shall be solely and finally settled by arbitration, then such arbitration shall be conducted in accordance with this Section 12 in Dade County, Florida, in accordance with the federal arbitration act (9 U.S.C. section 1 et seq.) under the auspices and rules of the American Arbitration Association (“AAA”). The AAA shall be instructed by either or both parties hereto to prepare a list of at least three (3) judges who have retired from the circuit court, district courts of appeals or Supreme Court of the state of Florida, or any federal court and at least two (2) persons who have business experience in the Company’s industry. Within 10 days of receipt of the list, each party may strike one name from thelist. The AAA shall then appoint one (1) arbitrator from the name(s) remaining on the list (the “Arbitrator”). Any controversy in interpretation or enforcement of this provision or whether a dispute is arbitral, shall be determined by the arbitrator. The parties hereby agree that the award of the Arbitrator shall be final and subject to no judicial review. The Arbitrator shall decide the issues submitted to them, in writing, and in accordance with: (i) the provisions and commercial purposes of this Agreement; and (ii) the laws of the State of Florida. Notwithstanding anything to the contrary in this Agreement, the parties hereby agree that if following the termination of the Executive there is a dispute concerning the Executive’s compliance with Sections 10 or 11 hereof, such dispute shall be submitted to arbitration in accordance with this Section 12 and the Company agrees to continue payments under Section 9 above into an escrow account of the then current corporate counsel of the company during such dispute.

(b) The parties agree to facilitate the arbitration by: (i) making available to one another and to the Arbitrators for examination, inspection and extraction all documents, books, records and personnel under their control if determined by the Arbitrators to be relevant to the dispute; (ii) conducting arbitration hearings to the greatest extent possible on successive days; and (iii) observing strictly the time periods established by the arbitral rules or by the Arbitrators for submission of evidence or briefs.

Executive Employment Agreement: David Bingaman

(c) Judgment on the award of the Arbitrators may be entered in any court having jurisdiction over the Party against which enforcement of the award is being sought. The non-prevailing party in any arbitration shall pay the costs and expenses (including, without limitation, fees of counsel) of the prevailing party incurred in conducting the arbitration.

(d) The arbitration procedures set forth herein shall in no respect be construed to prevent a party from instituting formal proceedings at any time to avoid the expiration of any applicable statute of limitations.

(e) The dispute resolution mechanism set forth herein specifically contemplates that the parties shall be entitled to seek enforcement of this Agreement to the extent that they do not agree that such dispute shall be solely and finally settled by arbitration in any court of competent jurisdiction to the fullest extent permitted by law, by seeking any remedy available at law or in equity, including but not limited to a temporary restraining order, preliminary and/or temporary injunctive relief and specific performance, without having to arbitrate and without need to post any bond. Each party agrees that process may be served upon such party in any manner authorized under the laws of the United States or Florida , and waives any objections that such party may otherwise have to such process.

13. Injunctive Relief. The Executive by entering into this Agreement expressly agrees that the Company will or would suffer irreparable injury if the Executive were to violate any or all of the provisions of Section 10 or Section 11 and that, accordingly, in the event of a breach by the Executive of any of the provisions of Section 10 or Section 11, the Company shall (in addition to all other rights and remedies available to it) be entitled to an injunction restraining any such breach thereof. Nothing herein shall be construed, however, as prohibiting the Company from pursuing any other remedies at law or in equity which it may have for any such breach of any provision of Section 10 or Section 11, including the recovery of damages.

14. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Executive and his personal representatives, estate and heirs and to the Company and its successors and assigns, including without limitation any corporation or other entity to which the Company may transfer and/or sell all or substantially all of its assets and business (by operation of law or otherwise) and to which the Company may assign this Agreement. The Executive may not assign this Agreement or any part hereof without the prior written consent of the Company, which consent may be withheld by the Company in its sole discretion.

(a) Judgment on the award of the Arbitrators may be entered in any court having jurisdiction over the Party against which enforcement of the award is being sought. The non-prevailing party in any arbitration shall pay the costs and expenses (including, without limitation, fees of counsel) of the prevailing party incurred in conducting the arbitration.

(b) The arbitration procedures set forth herein shall in no respect be construed to prevent a party from instituting formal proceedings at any time to avoid the expiration of any applicable statute of limitations.

(c) The dispute resolution mechanism set forth herein specifically contemplates that the parties shall be entitled to seek enforcement of this Agreement to the extent that they do not agree that such dispute shall be solely and finally settled by arbitration in any court of competent jurisdiction to the fullest extent permitted by law, by seeking any remedy available at law or in equity, including but not limited to a temporary restraining order, preliminary and/or temporary injunctive relief and specific performance, without having to arbitrate and without need to post any bond. Each party agrees that process may be served upon such party in any manner authorized under the laws of the United States or Florida, and waives any objections that such party may otherwise have to such process.

15. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the employment of the Executive by the Company and supersedes and replaces any and all other understandings and agreements, whether oral or in writing, previously entered into by the parties with respect to such employment.

Executive Employment Agreement: David Bingaman

16. Amendment; Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. Failure of the Company to enforce at any time or for any period of time any of the conditions or covenants of this Agreement shall not be construed as a waiver of such conditions or covenants or of the right of the Company to enforce subsequent breaches of the same or other conditions and covenants, unless such waiver is provided to the Executive in writing and signed by the Chief Executive Officer of the Company.

17. Notices. All notices or other communications given pursuant to this Agreement shall be in writing and either delivered personally, by overnight commercial courier or by prepaid registered or certified mail, return receipt requested.   Notices and other communications mailed to the Executive shall be addressed to his last address as shown on the personnel records of the Company and notices and other communications to the Company shall be addressed to:

For Executive:	David Bingaman

Email: david.bingaman@yahoo.com

Address TBD

For Company:	Millennium Healthcare, Inc.

Attn: Noel Mijares. CEO

141 NE 3rd Avenue, 9th floor

Miami, Florida 33132

Email: noel@millenniumhcs.com

Either party may change the address to which notices are to be mailed pursuant to this Section 17, by written notice given in accordance herewith. Any notice pursuant to this Section 17 shall be effective for all purposes on the date delivered or mailed as herein provided.

18. Severability. If any one or more of the provisions contained in this Agreement shall be invalid, illegal, or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provision shall not in any way be affected or impaired thereby. Should any provision of this Agreement, including each restrictive covenant contained in Section 10, be held unenforceable or invalid by a court of competent jurisdiction, then the parties hereto agree that such provision shall be deemed modified for the purposes of its performance to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intention of the parties hereto, then such provision shall be severed here from for purposes of the performance of this Agreement. The validity of the remaining provisions of this Agreement, including each restrictive covenant contained in Section 10, shall not be affected by such modification or severance.

19. Withholding. Without regard to any other provision in this Agreement, all payments made by the Company hereunder shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

20. Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the each party shall pay their own attorneys’ fees and other costs incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws and judicial decisions of the State of Florida, with venue lying in Miami-Dade County, without regard to conflict of laws principles.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

Executive Employment Agreement: David Bingaman

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Signature Page to Follow

Executive Employment Agreement: David Bingaman

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

By:	/s/ Noel Mijares
Noel Mijares, CEO
Millennium Healthcare, Inc.

By:	/s/ David Bingaman
David Bingaman, Executive

Witnesses to CEO:	/s/ Daniel Baldor
Print name, date and time.

Witnesses to Executive:	/s/ Daniel Baldor
Print name, date and time.

Executive Employment Agreement: David Bingaman